Exhibit 4.5

FORM OF WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT

This WARRANT ASSIGNMENT, ASSUMPTION AND AMENDMENT AGREEMENT (this “Agreement”) is made as of [•], 2024, by and among Armada Acquisition Corp. I, a Delaware corporation (“Armada”), Rezolve AI PLC, a public limited company registered under the laws of England and Wales with registration number 14573691 (“Rezolve”), Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, (collectively with Computershare Inc., “Computershare”) as successor warrant agent, and Continental Stock Transfer & Trust Company, a New York Corporation (the “Continental”) as former warrant agent. Capitalized terms used but not defined in this Agreement shall have the respective meanings ascribed to such terms in the Business Combination Agreement (as defined below).

RECITALS

WHEREAS, Armada and Continental are parties to that certain Warrant Agreement, dated as of August 12, 2021, filed with the United States Securities and Exchange Commission on August 18, 2021 (including all Exhibits thereto, the “Existing Warrant Agreement”);

WHEREAS, Armada has issued and sold 7,500,000 warrants as part of the units sold to public investors in a public offering (the “Warrants) to purchase Armada common stock with each whole Warrant being exercisable for one share of Armada common stock and with an exercise price of $11.50 per share;

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, Armada, Rezolve, Rezolve Limited, a private limited company organized under the laws of England and Wales and Rezolve Merger Sub, Inc., a Delaware corporation (“Rezolve Merger Sub”) entered into that certain business combination agreement, dated as of December 17, 2021 (as may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Business Combination Agreement”);

WHEREAS, immediately prior to the Merger Effective Time, each issued and outstanding Warrant will be exchanged for one warrant in the capital of Rezolve.

WHEREAS, as contemplated by Section 4.5 of the Existing Warrant Agreement, the Warrants are no longer exercisable for Armada common stock but instead are exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for Rezolve ordinary shares (the “Rezolve Ordinary Shares”);

WHEREAS, the Armada Board has determined that the consummation of the transactions contemplated by the Business Combination Agreement constitutes a “Business Combination” (as such term is defined in Section 3.2 of the Existing Warrant Agreement);

WHEREAS, Rezolve has obtained all necessary corporate approvals to enter into this Agreement and to consummate the transactions contemplated hereby (including the assignment and assumption of the Existing Warrant Agreement and the related issuance of each Warrant, and exchange thereof for a warrant to subscribe for Rezolve Ordinary Shares on the conditions set out herein, and the exclusion of any pre-emptive rights in that respect) and by the Existing Warrant Agreement;

WHEREAS, Armada desires to assign all of its right, title and interest in the Existing Warrant Agreement to Rezolve and Rezolve wishes to accept such assignment;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that Armada and Continental may amend the Existing Warrant Agreement without the consent of any Registered Holder (as such term is defined in the Existing Warrant Agreement) for the purpose of curing any ambiguity, or curing, correcting or supplementing any defective provision contained therein or adding or changing any other provisions with respect to matters or questions arising under the Existing Warrant Agreement as Armada and Continental may deem necessary or desirable and that Armada and Continental deem shall not adversely affect the interest of the Registered Holders (as such term is defined in the Existing Warrant Agreement) of the Warrants;

WHEREAS, effective upon Closing, the Company wishes to appoint Computershare to serve as successor warrant agent under the Existing Warrant Agreement (as amended hereby) and in furtherance of the foregoing the Company has waived the requirement in Section 8.2.1 of the Existing Warrant Agreement that the successor warrant agent be a corporation or other entity organized and existing under the laws of the State of New York;

WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as warrant agent under the Existing Warrant Agreement (as amended hereby) to Computershare and Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption; and

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows.

ARTICLE I

ASSIGNMENT AND ASSUMPTION; CONSENT

Section 1.1 Assignment and Assumption. Armada hereby assigns to Rezolve all of Armada’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) and Rezolve hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of Armada’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the execution of this Agreement, in each case, as of the Merger Effective Time, and conditioned on the occurrence of the Closing. As a result of the preceding sentence, effective immediately prior Merger Effective Time, each Warrant shall be exchanged for newly issued Rezolve warrants and automatically cease to represent a right to acquire Armada common stock and shall instead represent a right to acquire Rezolve Ordinary Shares pursuant to the terms and conditions of the Existing Warrant Agreement (as amended hereby). Rezolve consents to payment of the Warrant Price (as defined in the Existing Warrant Agreement) upon an exercise of such warrants for Rezolve Ordinary Shares in accordance with the terms of the Existing Warrant Agreement.

Section 1.2 Consent. Continental hereby consents to the assignment of the Existing Warrant Agreement by Armada to Rezolve pursuant to Section 1.1 hereof effective immediately at the Effective Time and conditioned on the occurrence of the Closing, and the assumption of the Existing Warrant Agreement by Rezolve from Armada pursuant to Section 1.1 hereof effective at the Effective Time and conditioned on the occurrence of the Closing, and to the continuation of the Existing Warrant Agreement in full force and effect from at the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement and this Agreement.

Section 1.3 Appointment of Warrant Agent. Rezolve hereby appoints Computershare to serve as successor warrant agent to Continental under the Existing Warrant Agreement (as amended hereby) effective upon the Closing, and Continental hereby assigns to Computershare, and Computershare hereby agrees to accept and assume, with effect from Closing all of Continental’s rights, interests and obligations in, and under the Existing Warrant Agreement (as amended hereby) and the Warrants, as warrant agent; provided that, Computershare shall not assume any of Continental’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising prior to the Closing. Unless otherwise provided or the context otherwise requires, from and after Closing, any references in the Existing Warrant Agreement (as amended hereby) to the “Warrant Agent” shall mean Computershare.

ARTICLE II

AMENDMENT OF EXISTING WARRANT AGREEMENT

Rezolve and Computershare hereby amend the Existing Warrant Agreement as provided in this Article II, effective at the Merger Effective Time and conditioned on the occurrence of the Closing, and acknowledge and agree that the amendments to the Existing Warrant Agreement set forth in this Article II are necessary or desirable and that such amendments do not adversely affect the interests of the Registered Holders (as such term is defined in the Existing Warrant Agreement).

Section 2.1 Preamble. All references to “Armada Acquisition Corp. I, a Delaware corporation, with offices at 2005 Market Street, Suite 3120, Philadelphia, PA 19103” in the Existing Warrant Agreement shall refer instead to “Rezolve AI PLC, a public limited company registered under the laws of England and Wales with offices at 3rd Floor, 80 New Bond Street London, W1S 1SB, United Kingdom.” As a result thereof, all references to the “Company” in the Existing Warrant Agreement shall be references to Rezolve AI PLC rather than to Armada Acquisition Corp. I. All references to “Continental Stock Transfer & Trust Company, a New York limited purpose trust company, with offices at 1 State Street, New York, New York 10004” in the Existing Warrant Agreement shall refer instead to “Computershare Inc., a Delaware corporation (“Computershare Inc.”) and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company, (collectively with Computershare Inc., “Computershare”).” As a result thereof, all references to the “Warrant Agent” in the Existing Warrant Agreement shall be references to Computershare rather than to Armada Continental.

Section 2.2. Preamble All references to “common stock” or “Common Stock” in the Existing Warrant Agreement shall refer instead to “ordinary shares” or “Shares”, respectively. As a result thereof, all references to “common stock” or “Common Stock” in the Existing Warrant Agreement shall be references to Rezolve Ordinary Shares rather than to Armada Common Stock. All references to “par value” in the Existing Warrant Agreement shall refer instead to “nominal value”.

Section 2.3 Preamble. The following preambles shall be inserted into the Existing Warrant Agreement:

“WHEREAS, the Company, Armada Acquisition Corp. I, a Delaware corporation (“Armada”) and Rezolve Merger Sub, Inc., a Delaware corporation (the “Merger Sub”) are parties to a Business Combination Agreement originally dated as of 17 December 2021 as amended, restated, amended and restated, supplemented or otherwise modified from time to time (the “Business Combination Agreement”), pursuant to which, among other things, the Company shall reorganize its share capital and re-register as a public company limited by shares (the “Company Reorganization”), and thereafter, Armada shall be merged with and into Merger Sub (a wholly-owned subsidiary of the Company), with Armada surviving as a subsidiary of the Company (the “Merger” and the date on which it closed the “Closing Date”, with such terms having the same meanings as defined in the Business Combination Agreement);

WHEREAS, prior to the Merger, Armada had in issue a number of Armada Units consisting of one share of Armada common stock and one-half of one redeemable Armada warrant (which traded on Nasdaq under the symbol “AACIW”). Each whole Armada warrant entitled the holder to purchase one share of Armada common stock at a price of $11.50 per share, subject to adjustment. Pursuant to the Business Combination Agreement, upon the consummation of the Merger, each issued and outstanding Armada warrant is exchanged for one warrant issued by the Company (the “Warrants”) to the holders of Armada warrants for a total of [•]Warrants;

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form F-4, No. 333-272751 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Warrants;”

Section 2.4 Preamble. The following preambles in the Existing Warrant Agreement are hereby deleted in their entirety:

“WHEREAS, the Company is engaged in a public offering (“Public Offering”) of up to 17,250,000 units, each unit (“Unit”) comprised of one share of common stock of the Company, par value $0.0001 per share (“Common Stock”), and one-half of one warrant, where each whole warrant entitles the holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as described herein, and, in connection therewith, will issue and deliver up to 8,625,000 warrants (the “Public Warrants”) to the public investors in connection with the Public Offering;”

“WHEREAS, the Company has filed with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-1, No. 333-257692 (“Registration Statement”), for the registration, under the Securities Act of 1933, as amended (“Act”) of, among other securities, the Public Warrants;”

“WHEREAS, following consummation of the Public Offering, the Company may issue additional warrants (“Post-IPO Warrants” and together with the Public Warrants, the “Warrants”) in connection with, or following the consummation by the Company of, a Business Combination (defined below);”

Section 2.5 Preamble. All references to “Public Warrants” in the Existing Warrant Agreement shall refer instead to “Warrants”.

Section 2.6 Uncertificated Warrants. Section 2.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“2.2 Uncertificated Warrants. Notwithstanding anything herein to the contrary, any Warrant may be issued in uncertificated or book-entry form through the Warrant Agent and/or the facilities of The Depository Trust Company (the “Depositary”) or other book-entry depositary system, in each case as determined by the Board of Directors of the Company or by an authorized committee thereof. Any Warrant so issued shall have the same terms, force and effect as a certificated Warrant that has been duly countersigned by the Warrant Agent in accordance with the terms of this Agreement.”

Section 2.7 Effect of Countersignature. Section 2.3 of the Existing Warrant Agreement is hereby amended to add the following immediately after the first full sentence thereof:

“The Warrants shall be countersigned by the Warrant Agent either manually or by facsimile or other electronic signature.”

Section 2.8 Detachability of Warrants. Section 2.5 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.9 Post-IPO Warrants. Section 2.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.10 Terms and Exercise of Warrants. Section 3.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.1 Terms and Exercise of Warrants. Each Warrant shall, when countersigned by the Warrant Agent (except with respect to uncertificated Warrants), entitle the Registered Holder thereof, subject to the provisions of such Warrant and of this Agreement, to subscribe for the number of newly issued fully paid ordinary shares in the capital of the Company (“Shares”) stated therein, at the price of $11.50 per share, subject to the adjustments provided in Section 4 hereof and in the last sentence of this Section 3.1. The term “Warrant Price” as used in this Agreement refers to the price per share at which the Shares may be subscribed at the time a Warrant is exercised. The Company in its sole discretion may lower the Warrant Price at any time prior to the Expiration Date (as defined below) for a period of not less than twenty (20) Business Days; provided, that the Company shall provide at least twenty (20) days’ prior written notice of such reduction to Registered Holders of the Warrants and, provided further that any such reduction shall be applied consistently to all of the Warrants.”

Section 2.11 Duration of Warrants. Section 3.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.2 Duration of Warrants. A Warrant may be exercised only during the period commencing on 30 days after the Closing Date, and terminating at 5:00 p.m., New York City time on the earlier to occur of (i) five years from the Closing Date, (ii) the Redemption Date as provided in Section 6.2 of this Agreement and (iii) the liquidation of the Company (“Expiration Date”). The period of time from the date the Warrants will first become exercisable until the expiration of the Warrants shall hereafter be referred to as the “Exercise Period.” Except with respect to the right to receive the Redemption Price (as set forth in Section 6 hereunder), as applicable, each Warrant not exercised on or before the Expiration Date shall become void, and all rights thereunder and all rights in respect thereof under this Agreement shall cease at the close of business on the Expiration Date. The Company in its sole discretion may extend the duration of the Warrants by delaying the Expiration Date; provided, however, that the Company will provide at least twenty (20) days’ prior written notice of any such extension to Registered Holders and, provided further that any such extension shall be applied consistently to all of the Warrants.”

Section 2.12 Payment. Section 3.3.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.3.1 Payment. Subject to the provisions of the Warrant and this Agreement, a Warrant, when countersigned by the Warrant Agent, may be exercised by the Registered Holder thereof by surrendering it, at the principal office of the Warrant Agent or to the office of one of its agents as may be designated by the Warrant Agent from time to time, or at the office of its successor as Warrant Agent, with the subscription form, as set forth in the Warrant, properly completed and duly executed, and by paying in full the Warrant Price for each Share as to which the Warrant is exercised and any and all applicable taxes due in connection with the exercise of the Warrant by good certified check or good bank draft payable to the order of the Warrant Agent or wire transfer. In the event of a cash exercise, the Company hereby instructs the Warrant Agent to record cost basis for newly issued Shares in a manner to be subsequently communicated by the Company in writing to the Warrant Agent. The Warrant Agent shall not have any duty or obligation to take any action under any section of this Agreement that requires the payment of taxes and/or charges unless and until it is satisfied that all such payments have been made. The Warrant Agent shall forward funds received for warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.”

Section 2.13 Issuance of Shares. Section 3.3.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.3.2 Issuance of Shares. As soon as practicable after the exercise of any Warrant and the clearance of the funds in payment of the Warrant Price (if any), the Company shall issue to the Registered Holder of such Warrant a certificate or certificates, or book entry position, for the number of Shares to which he, she or it is entitled, registered in such name or names as may be directed by him, her or it, and if such Warrant shall not have been exercised in full, a new countersigned Warrant, or book entry position, for the number of Shares as to which such Warrant shall not have been exercised. Notwithstanding the foregoing, in no event will the Company be required to net cash settle the Warrant exercise. No Warrant shall be exercisable for cash and the Company shall not be obligated to issue Shares upon exercise of a Warrant unless the Shares issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state or country of residence of the Registered Holder of the Warrants. In the event that the condition in the immediately preceding sentence is not satisfied with respect to a Warrant, the holder of such Warrant shall not be entitled to exercise such Warrant for cash and such Warrant may have no value and expire worthless. Warrants may not be exercised by, or securities issued to, any Registered Holder in any state or country in which such exercise would be unlawful. The Warrant Agent shall not be liable for the Company’s failure to timely deliver the Shares pursuant to the terms of the Warrants, nor shall the Warrant Agent be liable for any liquidated damages or any other damages associated therewith.”

Section 2.14 Maximum Percentage. Section 3.3.5 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“3.3.5 Maximum Percentage. If the Company is a “foreign private issuer” under as defined under Rule 3b-4(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and for so long as the Company remains a foreign private issuer, a holder of a Warrant may notify the Company in writing in the event it elects to be subject to the provisions contained in this subsection 3.3.5; however, no holder of a Warrant shall be subject to this subsection 3.3.5 unless he, she or it makes such election. If the election is made by a holder, the Warrant Agent shall not effect the exercise of the holder’s Warrant, and such holder shall not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, upon receipt of written notice from the Company that such person (together with such person’s affiliates) would beneficially own in excess of 9.8% (the “Maximum Percentage”) of the Shares outstanding immediately after giving effect to such exercise. For purposes of the foregoing sentence, the aggregate number of Shares beneficially owned by such person and its affiliates shall include the number of Shares issuable upon exercise of the Warrant with respect to which the determination of such sentence is being made, but shall exclude Shares that would be issuable upon (x) exercise of the remaining, unexercised portion of the Warrant beneficially owned by such person and its affiliates and (y) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company beneficially owned by such person and its affiliates (including, without limitation, any convertible notes or convertible preferred shares or warrants) subject to a limitation on conversion or exercise analogous to the limitation contained herein. Except as set forth in the preceding sentence, for purposes of this paragraph, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act. For purposes of the Warrant, in determining the number of outstanding Shares, the holder may rely on the number of outstanding Shares as reflected in (1) the Company’s most recent annual report on Form 10-K, quarterly report on Form 10-Q, current report on Form 8-K or other public filing with the SEC as the case may be, (2) a more recent public announcement by the Company or (3) any other notice by the Company or the Warrant Agent setting forth the number of Shares outstanding. For any reason at any time, upon the written request of the holder of the Warrant, the Company shall, within two (2) Business Days, confirm orally and in writing to such holder the number of Shares then outstanding. In any case, the number of outstanding Shares shall be determined after giving effect to the conversion or exercise of equity securities of the Company by the holder and its affiliates since the date as of which such number of outstanding Shares was reported. By written notice to the Company, the holder of a Warrant may from time to time increase or decrease the Maximum Percentage applicable to such holder to any other percentage specified in such notice; provided, however, that any such increase shall not be effective until the sixty-first (61st) day after such notice is delivered to the Company.”

[Section 2.15 Cashless Exercise. A new subsection 3.3.6 is hereby inserted in the Existing Warrant Agreement as follows:

“3.3.6. Cashless Exercise. In the event of a cashless exercise, the Company shall provide cost basis for Shares issued pursuant to a cashless exercise at the time the Company confirms the number of Shares issuable in connection with the cashless exercise to the Warrant Agent pursuant to Section [__] hereof. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the number of Shares to be issued on such exercise is accurate.”]

Section 2.15 Extraordinary Dividends. Section 4.3 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“4.3 Extraordinary Dividends. If the Company, at any time while the Warrants are outstanding and unexpired, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of the Shares or other shares in the capital of the Company into which the Warrants are convertible (an “Extraordinary Dividend”), then the Warrant Price shall be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and the fair market value (as determined by the Company’s Board of Directors, in good faith) of any securities or other assets paid in respect of such Extraordinary Dividend divided by all outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend); provided, however, that none of the following shall be deemed an Extraordinary Dividend for purposes of this provision: (a) any adjustment described in subsection 4.1 above, or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 per share (taking into account all of the outstanding shares of the Company at such time (whether or not any shareholders waived their right to receive such dividend) and as adjusted to appropriately reflect any of the events referred to in other subsections of this Section 4 and excluding cash dividends or cash distributions that resulted in an adjustment to the Warrant Price or to the number of Shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50. Solely for purposes of illustration, if the Company, at a time while the Warrants are outstanding and unexpired, pays a cash dividend of $0.35 and previously paid an aggregate of $0.40 of cash dividends and cash distributions on the Shares during the 365-day period ending on the date of declaration of such $0.35 dividend, then the Warrant Price will be decreased, effectively immediately after the effective date of such $0.35 dividend, by $0.25 (the absolute value of the difference between $0.75 (the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period, including such $0.35 dividend) and $0.50 (the greater of (x) $0.50 and (y) the aggregate amount of all cash dividends and cash distributions paid or made in such 365-day period prior to such $0.35 dividend)). Furthermore, solely for the purposes of illustration, if following the Closing Date, there were total Shares outstanding of 100,000,000 and the Company paid a $1.00 dividend to 17,500,000 of such Shares (with the remaining 82,500,000 Shares waiving their right to receive such dividend), then no adjustment to the Warrant Price would occur as a $17.5 million dividend payment divided by 100,000,000 Shares equals $0.175 per Share which is less than $0.50 per Share.”

Section 2.16 Issuance in connection with a Business Combination. Section 4.6 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.17 Notices of Changes in Warrant. Section 4.7 of the Existing Warrant Agreement is hereby amended to add the following immediately after the first full sentence thereof:

“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice. The Company shall also provide to the Warrant Agent any new or amended exercise terms.”

Section 2.18 Form of Warrant. Section 4.9 of the Existing Warrant Agreement is hereby amended by deleting the last sentence thereof in its entirety and replacing it with the following:

“However, the Company may at any time in its sole discretion make any change in the form of Warrant that the Company may deem appropriate and that does not affect the substance thereof or the rights, duties, obligations or immunities of the Warrant Agent, and any Warrant thereafter issued or countersigned, whether in exchange or substitution for an outstanding Warrant or otherwise, may be in the form as so changed.”

Section 2.19 Registration of Transfer. Section 5.1 of the Existing Warrant Agreement is hereby amended by deleting the first full sentence thereof and replacing it with the following: “The Warrant Agent shall register the transfer, from time to time, of any outstanding Warrant upon the Warrant Register, upon surrender of such Warrant for transfer, in the case of certificated Warrants, properly endorsed with signatures properly guaranteed (which may include any evidence of authority that may be required by the Warrant Agent, including but not limited to, a signature guarantee from an eligible guarantor institution participating in a signature guarantee program approved by the Securities Transfer Association) and accompanied by appropriate instructions for transfer.”

Section 2.20 Fractional Warrants. Section 5.3 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“5.3 Fractional Warrants. The Company shall not issue fractional Warrants. The Warrant Agent shall not be required to effect any registration of transfer or exchange which will result in the issuance of a Warrant certificate or book-entry position for a fraction of a Warrant.”

Section 2.21 Transfer of Warrants Section 5.7 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.22 Redemption Section 6.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“6.1 Redemption. Not less than all of the outstanding Warrants may be redeemed, at the option of the Company, at any time during the Exercise Period, at the office of the Warrant Agent, upon the notice referred to in Section 6.2, at the price of $0.01 per Warrant (“Redemption Price”), provided that the last sales price of the Common Stock equals or exceeds $18.00 per share (subject to adjustment in accordance with Section 4 hereof), on each of twenty (20) trading days within any thirty (30) trading day period commencing after the Warrants become exercisable and ending on the third trading day prior to the date on which notice of redemption is given and provided that there is an effective registration statement covering the shares of Common Stock issuable upon exercise of the Warrants, and a current prospectus relating thereto, available throughout the 30-day redemption; provided, however, that if and when the Warrants become redeemable by the Company, the Company may not exercise such redemption right if the issuance of shares of Common Stock upon exercise of the Warrants is not exempt from registration or qualification under applicable state blue sky laws or the Company is unable to effect such registration or qualification.”

Section 2.23 Exercise After Notice of Redemption. Section 6.3 is hereby amended and restated in its entirety as follows:

“6.3 Exercise After Notice of Redemption. The Warrants may be exercised, for cash at any time after notice of redemption shall have been given by the Company pursuant to Section 6.2 hereof and prior to the Redemption Date. On and after the Redemption Date, the record holder of the Warrants shall have no further rights except to receive, upon surrender of the Warrants, the Redemption Price.”

Section 2.24 Lost, Stolen, Mutilated or Destroyed Warrants. Section 7.2 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“7.2 Lost, Stolen, Mutilated, or Destroyed Warrants. If any Warrant is lost, stolen, mutilated, or destroyed, the Company and the Warrant Agent may on such terms as to indemnity or otherwise as they may in their discretion impose (which may include the receipt by the Warrant Agent of an open penalty surety bond satisfactory to it and holding it and the Company harmless), absent notice to the Warrant Agent that such certificates have been acquired by a bona fide purchaser, and which shall, in the case of a mutilated Warrant, include the surrender thereof, issue a new Warrant of like denomination, tenor, and date as the Warrant so lost, stolen, mutilated, or destroyed. The Warrant Agent may, at its option, issue replacement Warrants for mutilated certificates upon presentation thereof without such indemnity. Any such new Warrant shall constitute a substitute contractual obligation of the Company, whether or not the allegedly lost, stolen, mutilated, or destroyed Warrant shall be at any time enforceable by anyone.”

Section 2.25 Reservation of Shares of Common Stock. Section 7.3 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“7.3 Reservation of Shares of Common Stock. The Company shall at all times ensure the Board is empowered under section 551 of the Companies Act 2006 (UK) to allot a number of Shares (or grant rights to subscribe for or to convert any security into Shares) that will be sufficient to permit the exercise in full of all outstanding Warrants issued pursuant to this Agreement, and procure that the requisite shareholder approvals (if required) is obtained to waive any pre-emptive rights under section 561 of the Companies Act 2006 (UK) in relation to the Shares that may be exercisable under all outstanding Warrants.”

Section 2.26 Registration of Shares of Common Stock. Section 7.4 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“7.4 Registration of Shares of Common Stock. The Company agrees that as soon as practicable after the Closing Date, it shall use its best efforts to file with the Securities and Exchange Commission a registration statement for the registration, under the Act, of the shares of Common Stock issuable upon exercise of the Warrants, and it shall use its best efforts to take such action as is necessary to register or qualify for sale, in those states in which the Warrants were initially offered by the Company and in those states where holders of Warrants then reside, the shares of Common Stock issuable upon exercise of the Warrants, to the extent an exemption is not available. The Company will use its best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement until the expiration of the Warrants in accordance with the provisions of this Agreement.”

Section 2.27 Opinion of Counsel. A new subsection 7.5 is hereby inserted in the Existing Warrant Agreement as follows:

“7.5 Opinion of Counsel. The Company shall provide an opinion of counsel prior to the Effective Time to set up a reserve of Warrants and related Shares. The opinion shall state that all Warrants or Shares issuable upon exercise of the Warrants, as applicable: (i) were offered, sold or issued as part of an offering that was registered in compliance with the Securities or pursuant to an exemption from the registration requirements of the Securities Act; (ii) were issued in compliance with all applicable state securities or “blue sky” laws; and (iii) are validly issued, fully paid and non-assessable.”

Section 2.28 Payment of Taxes. Section 8.1 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“8.1 Payment of Taxes. The Company will from time to time promptly pay all taxes and charges that may be imposed upon the Company or the Warrant Agent in respect of the issuance or delivery of Shares upon the exercise of Warrants, but the Company shall not be obligated to pay any transfer taxes or stamp duty in respect of the Warrants or such shares.”

Section 2.29 Appointment of Successor Warrant Agent. Section 8.2.1 of the Existing Warrant Agreement is hereby amended as follows:

(i)	deleting “sixty (60)” in the first full sentence thereof and replacing it with “thirty (30)”; and
(ii)

adding the following to the end of the last sentence thereof: “; provided that, such predecessor Warrant Agent shall not be required to make any additional expenditure (without prompt reimbursement by the Company) or assume any additional liability in connection with the foregoing.”

Section 2.30 Merger or Consolidation of the Warrant Agent. Section 8.2.1 of the Existing Warrant Agreement is hereby amended by replacing each instance of “corporation” with “entity”.

Section 2.31 Remuneration. Subsection 8.3.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.3.1. Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration for its services as such Warrant Agent hereunder in accordance with a fee schedule to be mutually agreed upon and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”

Section 2.32 Reliance on Company Statement. Subsection 8.4.1 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.1. Reliance on Company Statement. Whenever in the performance of its duties under this Agreement, the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering or omitting to take any action hereunder, such fact or matter (unless other evidence in respect thereof be herein specifically prescribed) may be deemed to be conclusively proved and established by a statement signed by the Chief Executive Officer or Chairman of the Board of the Company and delivered to the Warrant Agent;

and such certificate shall be full authorization and protection to the Warrant Agent and the Warrant Agent shall incur no liability for or in respect of any action taken, suffered or omitted to be taken by it under the provisions of this Agreement in reasonable reliance upon such certificate. The Warrant Agent shall not be held to have notice of any change of authority of any authorized officer, until receipt of written notice thereof from Company.”

Section 2.33 Indemnity. Subsection 8.4.2 of the Existing Warrant Agreement is hereby deleted in its entirety and replaced with the following:

“8.4.2. Indemnity. The Company agrees to indemnify the Warrant Agent and save it harmless against any and all liability, loss, damage, judgment, fine, penalty, claim, demand, settlement, cost or expense that is paid, incurred or to which it becomes subject, including judgments, costs and reasonable and documented counsel fees, for anything done or omitted by the Warrant Agent for any action taken, suffered or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the reasonable and documented costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or of enforcing its rights under this Agreement, except as a result of the Warrant Agent’s fraud, gross negligence, willful misconduct or bad faith (in each case as determined by a final, non-appealable judgment of a court of competent jurisdiction). The Warrant Agent shall be liable hereunder only for its own fraud, gross negligence, willful misconduct or bad faith (in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything to the contrary herein, any liability of the Warrant Agent under this Agreement shall be limited to the amount of fees (but not including any reimbursed costs) paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought.”

Section 2.34 Liability of the Warrant Agent. Section 8.4 of the Existing Warrant Agreement is amended to insert the following new subsections:

“8.4.4. Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken or omitted by it in accordance with such advice or opinion.

8.4.5. Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.

8.4.6. Freedom to Trade in Company Securities. The Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

8.4.7. No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall reasonably believe that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.

8.4.8. No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.

8.4.9. Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent shall seek clarification. If such clarification is not provided within a reasonable amount of time, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.

8.4.10. Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.

8.4.11. Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.

8.4.12. Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent fraud, gross negligence, willful misconduct or bad faith (each as determined by a final, non-appealable judgment of a court of competent jurisdiction) in the selection and continued employment thereof.

8.4.13. Consequential Damages. Notwithstanding anything to the contrary herein, neither party to this Agreement shall be liable to the other party for any consequential, indirect, punitive, special or incidental damages under any provisions of this Agreement or for any consequential, indirect, punitive, special or incidental damages arising out of any act or failure to act hereunder even if that party has been advised of or has foreseen the possibility of such damages.”

Section 2.35 Acceptance of Agency. Section 8.5 of the Existing Warrant Agreement shall be deleted in its entirety and replaced with the following:

“8.5. Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things, shall account promptly to the Company with respect to Warrants exercised and concurrently account for all monies received by the Warrant Agent for the subscription for Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Shares or any other person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”

Section 2.36 Survival. Section 8 of the Existing Warrant Agreement shall have a new subsection 8.6 inserted as follows:

“8.6 Survival. The provisions of this Section 8 shall survive the termination of this Agreement, the resignation, replacement or removal of the Warrant Agent and the exercise, termination and expiration of the Warrants.”

Section 2.36 Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended as follows:

(i)	The address for notices to Armada and Continental set forth in Section 9.2 of the Existing Warrant Agreement are hereby amended and restated in its entirety as follows:

“Rezolve AI PLC

3rd Floor, 80 New Bond Street

London, W1S 1SB

United Kingdom

Attention: Dan Wagner

E-mail: DanWagner@Rezolve.com

Or any other address as notified in writing by the Company to the Warrant Agent.

Computershare Trust Company, N.A.

Computershare Inc.

150 Royal Street

Canton, MA 02021

Attn: Client Services”

(ii)	Deleting each instance of “within five days after” and replacing it with “upon”

Section 2.37 Examination of the Warrant Agreement. Section 9.5 of the Existing Warrant Agreement is hereby by deleting “, in the Borough of Manhattan, City and State of New York,”.

Section 2.38 Amendments. Section 9.8 of the Existing Warrant Agreement is hereby amended and restated in its entirety as follows:

“9.8 Amendments. This Agreement may be amended by the parties hereto without the consent of any Registered Holder (i) for the purpose of curing any ambiguity, or of curing, correcting or supplementing any defective provision contained herein, (ii) to make any amendments that are necessary in the good faith determination of the Company’s board of directors (taking into account then existing market precedents) to allow for the Warrants to be classified as equity in the Company’s financial statements or (iii) adding or changing any other provisions with respect to matters or questions arising under this Agreement as the parties may deem necessary or desirable and that the parties deem shall not adversely affect the interest of the Registered Holders. All other modifications or amendments, including any amendment to increase the Warrant Price or shorten the Exercise Period, shall require the written consent or vote of the Registered Holders of a majority of the then outstanding Warrants. Notwithstanding the foregoing, the Company may lower the Warrant Price or extend the duration of the Exercise Period pursuant to Sections 3.1 and 3.2, respectively, or make any amendment necessary in the good faith determination of the Company’s board of directors (taking into account then existing market precedents) to allow for the Warrants to be classified as equity in the Company’s financial statements, in each case, without the consent of the Registered Holders. As a condition precedent to the Warrant Agent’s execution of any amendment, the Company shall deliver to the Warrant Agent a certificate from a duly authorized officer of the Company that states that the proposed amendment is in compliance with the terms of this Section 9.8. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent may, but is not obligated to, execute any amendment, supplement or waiver that affects the Warrant Agent’s own rights, duties or immunities under this Agreement. No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent.”

Section 2.39 Trust Account Waiver. Section 9.9 of the Existing Warrant Agreement is hereby deleted and replaced with the following:

“[INTENTIONALLY OMITTED]”

Section 2.40 Severability. Section 9.9 of the Existing Warrant Agreement is hereby amended by deleting the first full sentence thereof in its entirety and replacing it with the following:

“This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof; provided, however, that if such prohibited and invalid provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”

Section 2.41 Bank Accounts. A new Section 9.8 is hereby inserted as follows:

“9.8. Bank Accounts. All funds received by Computershare under this Agreement that are to be distributed or applied by Computershare in the performance of Services (the “Funds”) shall be held by Computershare as agent for the Company and deposited in one or more bank accounts to be maintained by Computershare in its name as agent for the Company. Until paid pursuant to this Agreement, Computershare may hold or invest the Funds through such accounts in: (a) funds backed by obligations of, or guaranteed by, the United States of America; (b) debt or commercial paper obligations rated A-1 or P-1 or better by S&P Global Inc. (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), respectively; (c) Government and Treasury backed AAA-rated Fixed NAV money market funds that comply with Rule 2a-7 of the Investment Company Act of 1940, as amended; or (d) short term certificates of deposit, bank repurchase agreements, and bank accounts with commercial banks with Tier 1 capital exceeding $1 billion, or with an investment grade rating by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit or investment made by Computershare in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. Computershare may from time to time receive interest, dividends or other earnings in connection with such deposits or investments. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.”

Section 2.42 Force Majeure. A new Section 9.9 is hereby inserted as follows:

“9.9. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemic, pandemic, terrorist acts, shortage of supply, breakdowns or malfunctions, interruptions or malfunction of computer facilities, or loss of data due to power failures or mechanical difficulties with information storage or retrieval systems, labor difficulties, war, or civil unrest.”

Section 2.43 Confidentiality. A new Section 9.10 is hereby inserted as follows:

“9.10 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement, including the fees for services set forth in a fee schedule to be mutually agreed upon, shall remain confidential, and shall not be voluntarily disclosed to any other person, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).”

Section 2.24 Entire Agreement. A new Section 9.11 is hereby inserted as follows:

“9.11. Entire Agreement. This Agreement, together with the Warrants, contains the entire agreement and understanding among the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. Notwithstanding anything to the contrary contained in this Agreement, the express terms of this Agreement control and supersede any provision in the Warrants concerning the rights, duties, obligations, protections, immunities and liability of the Warrant Agent. The Company shall not amend any provisions of the Warrants without the prior consent of the Warrant Agent, not to be unreasonably withheld or delayed.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 3.1 Effectiveness of Agreement. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be contingent upon the occurrence of the Closing.

Section 3.2 Examination of the Existing Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of Computershare in the United States of America, for inspection by the Registered Holder (as such term is defined in the Existing Warrant Agreement) of any Warrant. Computershare may require any such holder to submit such holder’s Warrant for inspection by Computershare.

Section 3.3 Governing Law. This Agreement, the entire relationship of the parties hereto, and any dispute between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of New York, without giving effect to its choice of laws principles.

Section 3.4 Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or entity other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

Section 3.5 Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

Section 3.6 Entire Agreement. Except to the extent specifically amended or superseded by the terms of this Agreement, all of the provisions of the Existing Warrant Agreement shall remain in full force and effect, as assigned and assumed by the parties hereto, to the extent in effect on the date hereof, and shall apply to this Agreement, mutatis mutandis. This Agreement and the Existing Warrant Agreement, as assigned and modified by this Agreement, constitutes the complete agreement between the parties and supersedes any prior written or oral agreements, writings, communications or understandings with respect to the subject matter hereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, Rezolve, Armada, Continental and Computershare have duly executed this Agreement, all as of the date first written above.

ARMADA ACQUISITON CORP. I

By:
Name:
Title:

REZOLVE AI LIMITED

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

NORTHLAND SECURITIES, INC. (for purposes of consenting to the amendments to Sections 2.5, 7.4, 9.4 and 9.8)

By:
Name:
Title:

COMPUTERSHARE INC. COMPUTERSHARE TRUST COMPANY, N.A., on behalf of both parties

By:
Name:
Title:

[Signature Page to Warrant Assumption Agreement]